Exhibit 10.5

May 7, 2009

(FFB Logo)

By Fax 405-228-7472

McAfee & Taft

A Professional Corporation

10th Floor, Two Leadership Square

211 North Robinson

Oklahoma City, OK 73102-7103

Attn: James W. Sharrock

The Beard Company

Dear Mr. Sharrock:

This is to advise you that First Fidelity Bank, N.A. (“Lender”), is the owner and holder of that certain Promissory Note, executed by The Beard Company (“Borrower”), in the original principal amount of $1,000,000.00 dated as of December 8, 2008, (the “Lender Note”), and beneficiary under that certain Amended and Restated Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated December 8, 2008, covering certain oil, gas, carbon dioxide, and mineral interests described therein, and filed for record under filing number 561232 in the records of Montezuma County, Colorado and at Book 379 Page 425 of the records of Dolores County Colorado (the “Lender Deed of Trust”), securing payment of the Lender Note.

This will further advise you that as of May 7, 2009, the unpaid principal balance of the Lender Note is $500,000 and unpaid interest accrued is $4,166.67 and that interest will continue to accrue on the Lender Note at the rate of $83.33 per day for each day following May 7, 2009. The term “payoff amount” will refer to the total of principal and unpaid and accrued interest as of the date such payoff amount is received by the Lender. Funds received after 5:00 P.M. of any day will be deemed received as of the following day that the Lender is regularly open for business.

Lender also has in its possession a promissory note (the “(2007 Note”) dated June 8, 2007 in the original principal amount of $1,500,000.00, a Change in Terms Agreement (the “First Change Agreement”) dated October 11, 2007 and a second Change in Terms Agreement (the “Second Change Agreement”) dated March 25, 2008, both modifying the terms of the 2007 Note. The 2007 Note was secured by a deed of trust dated June 8, 2007 and recorded under filing number 549553 in the records of Montezuma County, Colorado and Book 363, Page 390 of the records of Dolores County, Colorado, and the 2007 Note as modified by the Second

Change Agreement was secured by a deed of trust dated March 25, 2008 and recorded under filing number 558197 in the records of Montezuma County, Colorado and Book 375 Page 388 of the records of Dolores County, Colorado.

The 2007 Note, as modified by the First Change Agreement and the Second Change Agreement previously evidenced the indebtedness currently evidenced by the Lender Note, and has been replaced by the Lender Note.

This will confirm that upon receipt of the payoff amount, Lender will mark the Lender Note, the 2007 Note, the First Change Agreement and the Second Change Agreement “paid in full”, and execute, acknowledge and deliver a Request for Release of Deed of Trust for both Montezuma and Dolores Counties in form sufficient to fully and finally release the lien of the Lender Deed of Trust and the deeds of trust securing the 2007 Note and deliver same to you, as Escrow Agent.

If you have any questions, please contact Sheila Barfield at (405) 416-2662.

Sincerely,
/s/ Danny B. Lawson
Danny B. Lawson
Executive Vice-President